Execution Version
AMENDMENT
TO
STOCK PURCHASE WARRANT
(Certificate Number [2023CDPA])
THIS AMENDMENT TO STOCK PURCHASE WARRANT (this "Amendment"), by and between Nutex Health Inc., a Delaware corporation (the "Company") and Michael DiMeo ("Holder", together with the Company, the "Parties", and each, individually, a "Party"), is effective as of December 16, 2025.
RECITALS
WHEREAS, Holder is the record and beneficial owner of that certain Warrant to Purchase Common Stock (the "Original Warrant"), issued by the Company to Holder, with an Original Issue Date of December 31, 2023 (the "Original Issue Date"), a copy of which is attached hereto as Exhibit A, for the purchase of 48,465 shares of Common Stock.
WHEREAS, the number of shares of Common Stock issuable upon exercise of the Warrant has been adjusted in accordance with Section 11 of the Original Warrant.
WHEREAS, on March 26, 2024, the Original Warrant was amended to provide for an Exercise Price of $30.00, as adjusted in accordance with Section 11 of the Original Warrant.
WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company to permit the "cashless exercise" of the Warrant in accordance with Rule 144(d)(3)(x) and within the meaning of Section 3(a)(9).
WHEREAS, the Original Warrant is hereby amended by inserting new Section 2(c) as set forth below.
NOW, THEREFORE, the parties agree as follows:
1.All capitalized terms not defined herein are as defined in the Original Warrant.
2.New paragraph (c) is added to Section 2. as follows:
(c)    Notwithstanding any other provision of this Warrant, if at the time of exercise hereof, there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a

"cashless exercise" in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:
(A)as applicable: (i) at the option of the Holder, the average of the high and low trading prices on the principal Trading Market or the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant on a Trading Day prior to the opening of "regular trading hours" (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder's execution of the applicable Notice of Exercise if such Notice of Exercise is executed during "regular trading hours" on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of "regular trading hours" on a Trading Day) or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered after the close of "regular trading hours" on such Trading Day;
(B)the Exercise Price of this Warrant, as adjusted hereunder; and
(X)    the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.
If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act and Rule 144(d)(3)(x) promulgated under the Securities Act, the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c).
For purposes of this Section 2(c), the following terms are defined as follows:
"Bid Price" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is then listed or quoted on the OTCQB or OTCQX and such markets are not Trading Markets, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c)

if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.
"Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).
"VI47AP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is then listed or quoted on the OTCQB Venture Market ("OTCQB") or the OTCQX Best Market ("OTCQX") and such markets are not a Trading Markets, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market operated by the OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.
3.Full Force and Effect. Except and to the extent as hereinabove amended, the terms and conditions of the Warrant shall remain in full force and effect.
4.Governing Law. This Amendment, and all matters arising out of or relating to this Amendment, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
5.Counterparts; Facsimile. This Amendment may be executed in counterparts (including by facsimile, e-mail, PDF, DocuSign or other electronic copy), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Holder have duly executed this Amendment on the date first above written.
NUTEX HEALTH INC., a Delaware corporation
By: /s/ Tom Vo
Name: Tom Vo
Title: Manager - Chief Executive Officer

Michael DiMeo
By: Michael DiMeo